PART II.  OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS

          See Note 14 of Notes to Financial Statements regarding litigation involving the Company and certain of its subsidiaries.

          See Note 13 of Notes to Financial Statements regarding environmental proceedings involving the Company and certain of its subsidiaries.

          See also Management's Discussion and Analysis of Financial Condition and Results of Operations.

ITEM 2.  CHANGES IN SECURITIES

          The Company's Plan of Reorganization was confirmed by order of the Federal Bankruptcy Court, Southern District of New York on February 17, 1994. Subsequently, on April 14, 1994, the effective date of the Plan of Reorganization, and in accordance with the Plan of Reorganization, the Company's old Common Stock and the Company's $4.50 Cumulative Convertible Preferred Stock and $13.50 Cumulative Convertible Preferred Stock (the $13.50 Cumulative Convertible Preferred Stock and the $4.50 Cumulative Convertible Preferred Stock are jointly referred to as "Preferred Stock") were cancelled. Each holder of old Common Stock received the right to .032441 of a share of new Common Stock and .165413 of a warrant to purchase a share of new Common Stock for each share of old Common Stock held. Each holder of Preferred Stock received the right to 3.268151 shares of new Common Stock and 3.242214 warrants to purchase an equal number of shares of new Common Stock for each share of Preferred Stock held.

ITEM 3.  DEFAULTS UPON SENIOR SECURITIES

          At March 31, 1994, dividends were in arrears aggregating $17,937,000 on the Company's $13.50 Cumulative Convertible Preferred Stock and $179,000 on the Company's $4.50 Cumulative Convertible Preferred Stock. Both of these issues of Preferred Stock were subsequently cancelled on April 14, 1994, the effective date of the Plan of Reorganization.

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

     (a)  Index of Exhibits

               11.  Computation of earnings per common share.

                    Not filed as it would not be meaningful as a result of the effectiveness of the Plan of Reorganization.

     (b)  Reports on Form 8-K

          Reports on Form 8-K were filed during the quarter for which this Report is filed as follows:

          (i)   January 4 - reporting on Item 5 "Other Events".

          (ii)  February 17 - reporting on Item 5 "Other Events".

          (iii) March 1 - reporting on Item 3 "Bankruptcy or
          Receivership" and Item 7 "Financial Statements, Pro Forma Financial Information and Exhibits".

          (iv)  March 25 - reporting on Item 5 "Other Events".


                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, Lone Star Industries, Inc. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   LONE STAR INDUSTRIES, INC.



Date:  May 16, 1994                By:     JOHN J. MARTIN
                                           John J. Martin
                                      Senior Vice President,
                                       General Counsel and
                                             Secretary



Date:  May 16, 1994                By:     WILLIAM E. ROBERTS
                                           William E. Roberts
                                        Vice President, Chief
                                        Financial Officer and
                                              Controller